Exhibit 99.1


                   SUNDAY, FEBRUARY 25, 8:45 P.M. EASTERN TIME

                                  PRESS RELEASE


                       PROMISTAR FINANCIAL CORPORATION AND
                      FNH CORPORATION ANNOUNCE MERGER PLANS


JOHNSTOWN, Pa., and IRWIN, Pa., Feb. 25/PR Newswire/ -- Promistar Financial Corporation (Nasdaq: PRFC - news) and FNH Corporation jointly announced today that they have reached an agreement to merge, with Promistar Financial Corporation (PRFC) as the surviving company. FNH's subsidiary, First National Bank of Herminie, Herminie, Pennsylvania, will be merged into Promistar Financial's subsidiary, Promistar Bank.

The agreement is subject to regulatory approvals, FNH shareholder approval, and other conditions. The merger agreement provides that each FNH Corporation common share will receive 15.00 shares of Promistar Financial common stock. Based on Promistar's closing market price on February 23, 2001 of $17.375, the total transaction value approximates $40,421,113 or approximately $260.62 per share of FNH Corporation stock. The transaction is anticipated to be accretive to earnings per share in the first year.

On December 31, 2000, Promistar Financial had approximately $2.07 billion in assets and FNH Corporation had $302 million in assets. Post-merger Promistar Financial's assets will total approximately $2.372 billion on a pro forma basis. The transaction is expected to be completed by July 30, 2001.

"First National Bank of Herminie is a high quality franchise that will complement our community banking philosophy and will give us increased market share in Westmoreland County," said John H. Anderson, Chairman and CEO of Promistar Financial Corporation. "The broader product lines, quality of service, and financial economies gained by a financial services institution of our size will benefit customers and staff alike. However, in view of the partial overlap of our business, it will be necessary to consolidate certain aspects of our business," Anderson continued. Branches are not expected to be affected by the consolidation.

James R. Lauffer, Chairman, President, and CEO of First National Bank of Herminie added, "By joining forces with Promistar Financial, we will be better able to provide our customers with technology based products and services. Increasing competition, regulation, and Promistar's recognition of our responsiveness, willingness to help customers, integrity, and deep roots in our community also were factors in our decision." After the merger, Mr. Lauffer and two other current FNH Corporation directors will join the Board of Directors of Promistar Financial Corporation.


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"Not  only is FNH  Corporation  an  outstanding  match for  Promistar  Financial geographically, it is also a well managed, profitable organization, with terrific people who share our same philosophies and objectives," Anderson added. "Together, we will create an atmosphere where innovation flourishes."

Investment advisors involved in the transaction were Keefe, Bruyette & Woods, Inc., New York, New York, representing Promistar and Berwind Financial L.P., Philadelphia, Pennsylvania, representing FNH Corporation.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

Promistar Financial Corporation, is a bank holding company with headquarters at 551 Main Street, Johnstown, PA, with assets totaling $2.07 billion. The Corporation's banking affiliate is Promistar Bank, which serves 12 counties throughout southwestern Pennsylvania. Promistar Financial Corporation's other affiliates include Promistar Trust Company, a state chartered trust company; Promistar Investment Advisors, Inc., a registered investment advisor; Promistar Capital Advisors, a Pennsylvania Corporation; Promistar Community Development Corporation, which provides housing for low to moderate income citizens; Bedford Associates, Inc., a real estate company; Bedford Associates of Delaware, Inc., an investment company; and Flex Financial Consumer Discount Company.